Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Vice President of Finance and Investor Relations	Vice President of Marketing & PA
(214) 473-3969	(214) 473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Stockholders Approve Merger with Community Health Systems, Inc.

PLANO, TX (June 12, 2007) – Triad Hospitals, Inc. (the “Company” or “Triad”) (NYSE: TRI) announced today that its stockholders have adopted the Agreement and Plan of Merger, dated as of March 19, 2007, between the Company, Community Health Systems, Inc. (“CHS”) (NYSE: CYH) and a wholly-owned subsidiary of CHS. The merger agreement was adopted by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company.

Under the terms of the merger agreement, Triad stockholders will receive $54.00 per share of Triad common stock in cash, without interest. The Company currently expects the transaction to close early in the third quarter of 2007, subject to various regulatory approvals and the satisfaction of all closing conditions.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 54 hospitals (including one under construction) and 13 ambulatory surgery centers in 17 states and Ireland with approximately 9,855 licensed beds. In addition, through its QHR subsidiary, the Company provides management and consulting services to independent general acute care hospitals located throughout the United States.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.